UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2008

COMMERCE ENERGY GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 259-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On November 11, 2008, Commerce Energy Group, Inc. (the “Company”) and Universal Energy Group Ltd. (“UEG”) entered into a letter agreement (the “Letter Agreement”) pursuant to which the Company agreed to a period of exclusive negotiations extending through November 26, 2008 (the “Exclusivity Period”) in order to conduct due diligence and reach a definitive agreement relating to a potential transaction between the Company and UEG (the “Proposed Transaction”).

The Proposed Transaction would involve a purchase by UEG of: (i) certain of the Company’s assets (the “Purchased Assets”), including, but not limited to, all customer contracts relating to the natural gas retailing business currently being conducted by the Company and its subsidiaries in Ohio, all customer contracts relating to the electricity retailing business currently being conducted by the Company and its subsidiaries in Pennsylvania, New Jersey, Maryland and Michigan, and all licenses related thereto; (ii) newly issued shares of the Company’s common stock (the “Shares”) amounting to 49% of the issued and outstanding shares of the Company’s common stock, after giving effect to the issuance of the Shares; and (iii) a warrant (the “Warrant”) to acquire up to that number of additional newly issued shares of the Company’s common stock (the “Warrant Shares”) that, when taken together with the Shares, would amount to 66 2/3% of the issued and outstanding shares of the Company’s common stock as of the closing date of the Proposed Transaction, after giving effect to the issuance of the Shares and the Warrant Shares (assuming the Warrant is exercised in full on the closing date of the Proposed Transaction). The Letter Agreement contemplates that UEG would pay the Company an aggregate of $16 million in cash for the Purchased Assets, the Shares and the Warrant.

In addition, the Letter Agreement contemplates that, immediately following the closing of the Proposed Transaction, the Board of Directors of the Company would consist of seven members, three of whom shall be nominees of UEG.  The Letter Agreement also provides that, within ten days of signing a definitive agreement relating to the Proposed Transaction, UEG would replace or arrange for the replacement of the credit support currently provided to the Company by Wachovia Capital Finance (Western) under the Company’s existing credit facility for an initial fee of $250,000. The terms of the Proposed Transaction, as described above and in the Letter Agreement, are non-binding and subject to further negotiations and the execution of a definitive agreement.

Pursuant to the Letter Agreement, the Company has agreed that, during the Exclusivity Period, it will not, directly or indirectly:

•	submit, solicit, initiate, encourage or discuss any proposal , offer or inquiry from any other person relating to an Acquisition Proposal (as defined in the Letter Agreement);

•	enter into any agreement or commitment related to any Acquisition Proposal; or

•	provide any information with respect to any Acquisition Proposal to any third party, except as permitted in the Letter Agreement.

Notwithstanding the foregoing, under the Letter Agreement, the Company may enter into or participate in discussions or negotiations with a third party, or take any other action, in respect of an Unsolicited Acquisition Proposal (as defined in the Letter Agreement) if, and to the extent, the directors of the Company determine in good faith that the taking of such action is necessary in the discharge of their fiduciary duties under applicable laws. If, during the Exclusivity Period, the Company receives an Acquisition Proposal, the Company must  notify UEG and the Company may not accept, recommend or approve or enter into any agreement to implement an Unsolicited Acquisition Proposal for a period of 72 hours, during which the Company shall negotiate in good faith with UEG to make such adjustments to the Proposed Transaction as would enable UEG and the Company to proceed with the Proposed Transaction rather than the Company accepting the Unsolicited Acquisition Proposal. In addition, the Letter Agreement requires the Company to provide certain information to UEG regarding any written Acquisition Proposal.

In the event that prior to the earlier of the termination of the Letter Agreement or the entry by the Company and UEG into a definitive agreement: (i) the Company or its Board of Directors recommends, approves or enters into or proposes to publicly accept, recommend, approve or enter into any agreement with any person to implement an Acquisition Proposal; (ii) an Acquisition Proposal is publicly announced, proposed, offered or made to the stockholders of the Company and such Acquisition Proposal is completed within 12 months of the termination of the Letter Agreement; or (iii) the Company and UEG fail to enter into a definitive agreement on or prior to November 26, 2008 and such failure is solely or primarily attributable to the Company failing to use commercially reasonable efforts to negotiate and enter into a definitive agreement, then the Company shall pay UEG a non-completion fee of $500,000. In the event that prior to the earlier of the termination of the Letter Agreement or the entry by the Company and UEG into a definitive agreement, the Company and UEG fail to enter into a definitive agreement on or prior to November 26, 2008 and such failure is solely or primarily attributable to UEG failing to use commercially reasonable efforts to negotiate and enter into a definitive agreement, then UEG shall pay the Company a non-completion fee of $500,000.

There are no material relationships, other than with respect to the Letter Agreement, between the Company and its directors, officers (or any associate of any such director or officer) or affiliates, on the one side, and UEG and its directors, officers (or any associate of any such director or officer) or affiliates, on the other side.

The foregoing description of the Letter Agreement is qualified in its entirety by the text of the Letter Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report. There cannot be any assurance that the Proposed Transaction will occur.

Item 7.01                          Regulation FD Disclosure.

On November 12, 2008, the Company issued a press release announcing the execution of the Letter Agreement. A copy of the press release is being furnished as Exhibit 99.2 to this Current Report.

Item 9.01.                          Financial Statements and Exhibits.

(c)       Exhibits

Exhibit No.	Description
99.1	Letter Agreement, dated November 11, 2008, between Universal Energy Group Ltd. and Commerce Energy Group, Inc.
99.2	Commerce Energy Group, Inc. press release dated November 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Commerce Energy Group, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation

Date: November 12, 2008	By: /s/ C. DOUGLAS MITCHELL C. Douglas Mitchell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement, dated November 11, 2008, between Universal Energy Group Ltd. and Commerce Energy Group, Inc.
99.2	Commerce Energy Group, Inc. press release dated November 12, 2008.